EXHIBIT 99











                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

                    FINANCIAL STATEMENTS FOR THE YEARS ENDED
                           DECEMBER 31, 1997 AND 1996

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                                                                            Page
                                                                            ----

Report of Independent Accountants                                              2

Financial Statements:

   Statements of net assets available for benefits
    at December 31, 1997 and 1996                                              3

   Statements of changes in net assets available for benefits
    for the years ended December 31, 1997 and 1996                             4

   Notes to financial statements                                            5-13

Supplemental Schedules:

   Schedule I:  Item 27a-Schedule of assets held for investment purposes      14

   Schedule II: Item 27d-Schedule of reportable transactions                  15


All other schedules of additional financial information required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------




To the Participants and Administrator
of the Tribune Company Savings Incentive Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Tribune Company Savings Incentive Plan (the "Plan") at December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information included in Supplemental Schedules I and II is presented for purposes of additional analysis and is not a required part of the basic financial statements but is additional information required by ERISA. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




/s/ Price Waterhouse LLP
------------------------
PRICE WATERHOUSE LLP

Chicago, Illinois
June 19, 1998

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                                              December 31,
                                                                                   ---------------------------------
                                                                                       1997                 1996
                                                                                   ------------         ------------
Assets:
    Investments, at fair value:
      Vanguard Institutional Money Market Portfolio,
         at cost which approximates fair value (par $1)                            $ 56,117,756         $ 55,890,958
      Vanguard Money Market Reserves - Prime Portfolio -
         Short Term Investment Fund Account, at cost
         which approximates fair value (par $1)                                         311,363               72,163
      Vanguard Institutional Index Fund; 1,686,347 units and 1,662,390 units, respectively (cost-$107,529,939 and $97,826,526, respectively; net
         asset value per unit-$89.56 and $68.86, respectively)                      151,029,280          114,472,151
      Tribune Company Stock Fund; 5,981,086 units and 6,592,504 units, respectively (cost-$41,126,280 and $30,122,173, respectively;
         unit price-$18.85 and $11.98, respectively)                                112,743,469           78,978,194
      Vanguard/Wellington Fund; 2,117,121 units and
         1,986,811 units, respectively (cost-$49,680,654 and
         $42,549,108, respectively; net asset value
         per unit-$29.45 and $26.15, respectively)                                   62,349,227           51,955,106
      Vanguard International Growth Portfolio;
         771,071 units and 584,912 units, respectively
         (cost-$12,194,696 and $8,493,257, respectively;
         net asset value per unit-$16.39 and $16.46, respectively)                   12,637,850            9,627,656
      Vanguard Bond Index Fund; 660,062 units and 402,157 units, respectively (cost-$6,495,407 and $3,904,337, respectively;
         net asset value per unit-$10.09 and $9.84, respectively)                     6,660,030            3,957,230
      Vanguard Explorer Fund; 103,841 units (cost-$6,076,258;
         net asset value per unit - $55.30)                                           5,742,382                    -
      Participant loans                                                               7,812,344               74,043

    Receivables:
      Contributions from participants                                                   312,685              214,988
      Contributions from Tribune Company                                                 45,221               32,313
                                                                                   ------------         ------------

    Net assets available for benefits                                              $415,761,607         $315,274,802
                                                                                   ============         ============


See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS




                                                                                       Year Ended December 31,
                                                                                   ------------------------------
                                                                                       1997              1996
                                                                                   ------------      ------------
Net investment income:
    Interest and dividends                                                         $ 14,833,103      $  8,633,639
    Net realized gain on sale of investments                                          9,774,449         6,984,279
    Change in unrealized appreciation of investments                                 72,321,567        34,718,674
                                                                                   ------------      ------------

    Net investment income                                                            96,929,119        50,336,592

Contributions from participants                                                      20,362,523        15,494,742

Contributions from Tribune Company                                                    2,520,843         2,249,763

Transfer of assets from other benefit plans                                           8,225,193         5,584,817

Distributions to participants or their beneficiaries                                (27,170,847)      (21,075,363)

Administrative fees                                                                    (380,026)         (275,079)
                                                                                   ------------      ------------

    Increase in net assets available for benefits                                   100,486,805        52,315,472

Net assets available for benefits:
    Beginning of year                                                               315,274,802       262,959,330
                                                                                   ------------      ------------

    End of year                                                                    $415,761,607      $315,274,802
                                                                                   ============      ============


See notes to financial statements.

TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - PLAN DESCRIPTION
-------------------------

The following brief description of the Tribune Company Savings Incentive Plan (the "Plan") is provided for general information purposes. Participants should refer to the Plan document for more complete information.

General
-------

The Plan was established effective April 1, 1985, by Tribune Company (the "Company"). The Plan is a defined contribution plan covering eligible salaried and hourly employees of the Company and participating subsidiaries. The Company and participating subsidiaries are defined collectively as "Contributing Employers". Separate benefit accounts are maintained for each participant.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company believes that the Plan will continue without interruption, but reserves the right to terminate the Plan at any time. In the event of Plan termination, distributions will be made in accordance with the provisions of ERISA.

The Plan was amended and restated effective January 1, 1992, (the "Restatement Effective Date") to make legally required and other Plan changes. In November 1996, the Plan was amended to permit loans of limited amounts to participants subject to specific loan terms effective January 1, 1997.

Employees of Contributing Employers are generally eligible to participate if they are 21 years of age and have completed one year of service (generally defined as 1,000 hours of service in one year), except for employees covered by collective bargaining agreements which do not provide for their participation in the Plan.

In March 1997, the Company acquired Renaissance Communications Corp. On July 1, 1997, the assets of the Renaissance Communications Corp. 401(k) Plan were merged into the Plan. The assets of the 401(k) plan for union employees at WPIX, a subsidiary of the Company, were held in the Tribune Company Defined Contribution Trust until October 29, 1997, when they were merged into the Plan. The aggregate value of the assets transferred, including participant loans, was $8,225,193.

In March 1996, the Company acquired Educational Publishing Corporation, the parent company of Ideal School Supply Corporation. On July 2, 1996, the employee accounts under the Ideal School Supply Corporation Employees' Savings and Incentive Plan were merged into the Plan. The Company acquired television stations WLVI in April 1994, KHTV in January 1996 and KSWB in April 1996. The assets of the 401(k) plans for these companies were held in the Tribune Company Defined Contribution Trust until December 31, 1996, when they were merged into the Plan. The aggregate value of the assets transferred, including participant loans, was $5,584,817.

Contributions
-------------

Participants employed by Contributing Employers may elect to make before-tax ("salary reduction") contributions of 1% to 15% of their compensation (as defined in the Plan) subject to Plan and Internal Revenue Service ("IRS") limits.

The Contributing Employers make a contribution to the Plan in an amount equal to 25% of the portion of the salary reduction contribution made by each participant not to exceed 4% of the participant's compensation for that period.

Participant contribution rollovers are held in the Vanguard Money Market Reserves - Prime Portfolio - Short Term Investment Fund Account until the rollover allocation is effected.

Investments
-----------

The Plan's investment assets are held by Vanguard Fiduciary Trust Company ("Vanguard"), the Plan's trustee ("Trustee"). Separate investment funds are maintained under the Plan.

The funds available to participants include:
     (a) The Vanguard Institutional Money Market Portfolio, a publicly traded mutual fund which seeks to provide high income and a stable share price of $1 by investing in short-term, high quality money market instruments issued by financial institutions, non-financial institutions, the U.S. government and federal agencies;
     (b) The Vanguard Institutional Index Fund, a publicly traded fund which seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance. The Vanguard Institutional Index Fund also invests in Standard & Poor's Index futures to a limited extent;
     (c) The Tribune Company Stock Fund, which seeks to provide the potential for long-term growth through investing in shares of the common stock of Tribune Company. The fund is a unitized fund (beginning May 16, 1996) and is available exclusively to Plan participants. The share price of Tribune Company common stock at December 31, 1997 and December 31, 1996 was $62.25 and $39.44, respectively;
     (d) The Vanguard/Wellington Fund, a publicly traded mutual fund which seeks to provide income and long-term growth of capital, without undue risk to capital, by investing about 65% of its assets in stocks and the remaining 35% in bonds;
     (e) The Vanguard International Growth Portfolio, a publicly traded mutual fund which seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries;
     (f) The Vanguard Bond Index Fund, a publicly traded bond fund which seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, a widely recognized measure of the entire taxable U.S. bond market;
     (g) The Vanguard Explorer Fund, a publicly traded mutual fund which seeks to provide long-term growth of capital by investing in a diversified group of small-company stocks with prospects for above-average growth. The Vanguard Explorer Fund was added to the Plan effective January 1, 1997.

Participants may elect to have all or a percentage (in 10% increments) of their contributions and their share of Contributing Employers' contributions invested in or transferred among one or more of the investment funds. Participants may elect that 100% of their contributions and 100% of their share of the Contributing Employers' matching contributions be invested in the Tribune Company Stock Fund. The Trustee's purchases of Tribune Company common stock are made in the open market. Prior to May 16, 1996, participants could change their investment options quarterly. Effective May 16, 1996, participants may change their investment options effective with the next pay period. Participants may make interfund transfers on a daily basis.

Vesting
-------

Participants are, at all times, 100% vested in their salary reduction and matching contribution accounts.

Distributions
-------------

Distributions of account balances are generally made to participants in a lump sum payment. Participants whose employment terminates due to retirement, disability or death may elect to receive their vested account balances in substantially equal installments over a fixed period, in lieu of a lump sum distribution. Distributions are made in cash, except that participants may elect to receive the portion invested in the Tribune Company Stock Fund in whole shares of Tribune Company common stock.

Withdrawals
-----------

Prior to May 16, 1996, participants who were totally and permanently disabled could elect to withdraw their account balances through written notice to the Tribune Company Employee Benefits Committee as of any quarterly valuation date. Effective May 16, 1996, these participants may elect to withdraw their account balances at any time. Also, participants who have attained age 59 1/2 may elect to withdraw their balances by written notice to the Tribune Company Employee Benefits Committee, but upon doing so will cease to be eligible to make salary reduction contributions for one year.

Participants may make withdrawals of any part or all of the balance in their salary reduction contribution accounts, prior to termination, in order for the participant to meet an immediate and significant financial need for which a withdrawal would be permitted by IRS regulations. Only one hardship withdrawal may be made by a participant during any plan year. Participants who make hardship withdrawals will cease to be eligible to make salary reduction contributions for one year.

Participant loans
-----------------

Prior to January 1, 1989, the Plan permitted loans of limited amounts to participants subject to specific loan terms. As of January 1, 1989, and until December 31, 1996, no new loans to participants were approved, but repayment of prior loans continued. Effective January 1, 1997, the Plan permits participants to borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Loans fund. Loan terms range from one to five years. The loans are secured by the balance in the participant's account. The interest rate for a loan is the prime rate on the last business day of the prior month and is fixed for the life of the loan. Principal and interest is paid ratably through payroll deductions.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------

Basis of accounting
-------------------

The financial statements of the Plan are presented on the accrual basis of accounting. Certain prior year amounts have been reclassified to conform with the 1997 presentation.

Valuation of investments
------------------------

The Plan's investments are stated at fair value. Publicly traded funds are valued at quoted market prices on the last business day of the Plan year. The Tribune Company Stock Fund is valued at the unit closing price as determined by the Trustee on the last business day of the Plan year. Participant loans are valued at cost which approximates fair value.

Gains and losses are reported under the current value method which calculates realized gains and losses on investments sold as sales proceeds less the current value as of the beginning of the year (or acquisition cost if acquired during the year). Unrealized gains and losses are calculated as the current value of investments held at the end of the year less their current value as of the beginning of the year (or acquisition cost if acquired during the year).

Distributions
-------------

Distributions are recorded when paid. Benefit claims that have been processed and approved for payment prior to December 31 but not yet distributed as of that date are shown as a liability on the Form 5500. Distributions payable to participants at December 31, 1997, and December 31, 1996, were $1,169,244 and $1,789,315, respectively.

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                               December 31,
                                                                      -----------------------------
                                                                          1997             1996
                                                                      ------------     ------------
Net assets available for benefits per the financial statements        $415,761,607     $315,274,802
Amounts allocated to withdrawing participants                           (1,169,244)      (1,789,315)
                                                                      ------------     ------------
Net assets available for benefits per the Form 5500                   $414,592,363     $313,485,487
                                                                      ============     ============

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:


                                                                   Year ended
                                                               December 31, 1997
                                                               -----------------

Benefits paid to participants per the financial statements        $27,170,847
Add:    Amounts allocated to withdrawing participants
        at December 31, 1997                                        1,169,244
Less:   Amounts allocated to withdrawing participants
        at December 31, 1996                                       (1,789,315)
                                                                  -----------
Benefits paid to participants per the Form 5500                   $26,550,776
                                                                  ===========

Expenses of the Plan and Trustee Fees
-------------------------------------

Expenses of administering the Plan and the Trustee's fees are paid by the Plan, if not previously paid by the Company.

NOTE 3 - INCOME TAX STATUS
--------------------------

The IRS has determined and informed the Company by a letter dated June 14, 1996, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Company's tax counsel with respect to Plan matters believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, income taxes have not been provided for in the Plan's financial statements.

NOTE 4 - ALLOCATION OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND
----------------------------------------------------------------

December 31, 1997

                                                            Vanguard
                                                         Institutional   Vanguard       Tribune                  Vanguard
                                                             Money     Institutional    Company     Vanguard/  International
                                                             Market        Index         Stock      Wellington    Growth
                                                Total      Portfolio       Fund          Fund          Fund      Portfolio
                                            ------------  -----------  ------------  ------------  -----------  -----------
Assets:
 Investments, at fair value:
  Vanguard Institutional Money
     Market Portfolio                       $ 56,117,756  $56,117,756  $          -  $          -  $         -  $         -
  Vanguard Money Market Reserves -
     Prime Portfolio - Short Term
     Investment Fund Account                     311,363      311,363             -             -            -            -
  Vanguard Institutional Index Fund          151,029,280            -   151,029,280             -            -            -
  Tribune Company Stock Fund                 112,743,469            -             -   112,743,469            -            -
  Vanguard/Wellington Fund                    62,349,227            -             -             -   62,349,227            -
  Vanguard International Growth Portfolio     12,637,850            -             -             -            -   12,637,850
  Vanguard Bond Index Fund                     6,660,030            -             -             -            -            -
  Vanguard Explorer Fund                       5,742,382            -             -             -            -            -
  Participant loans                            7,812,344            -             -             -            -            -

 Receivables:
  Contributions from participants                312,685       24,214       129,231        57,554       61,398       25,288
  Contributions from Tribune Company              45,221        3,869        18,370         8,812        8,658        3,371
                                            ------------  -----------  ------------  ------------  -----------  -----------

Net assets available for benefits           $415,761,607  $56,457,202  $151,176,881  $112,809,835  $62,419,283  $12,666,509
                                            ============  ===========  ============  ============  ===========  ===========


                                             Vanguard
                                               Bond      Vanguard
                                               Index     Explorer   Participant
                                               Fund        Fund        Loans
                                            ----------  ----------  ----------
Assets (continued):
 Investments, at fair value:
  Vanguard Institutional Money
     Market Portfolio                       $        -  $        -  $        -
  Vanguard Money Market Reserves -
     Prime Portfolio - Short Term
     Investment Fund Account                         -           -           -
  Vanguard Institutional Index Fund                  -           -           -
  Tribune Company Stock Fund                         -           -           -
  Vanguard/Wellington Fund                           -           -           -
  Vanguard International Growth Portfolio            -           -           -
  Vanguard Bond Index Fund                   6,660,030           -           -
  Vanguard Explorer Fund                             -   5,742,382           -
  Participant loans                                  -           -   7,812,344

 Receivables:
  Contributions from participants                5,240       9,760           -
  Contributions from Tribune Company               758       1,383           -
                                            ----------  ----------  ----------

Net assets available for benefits           $6,666,028  $5,753,525  $7,812,344
                                            ==========  ==========  ==========

NOTE 4 - ALLOCATION OF NET ASSETS AVAILABLE FOR BENEFITS BY FUND (continued)
----------------------------------------------------------------

December 31, 1996

                                              Vanguard
                                            Institutional   Vanguard      Tribune                  Vanguard    Vanguard
                                                Money     Institutional   Company     Vanguard/  International   Bond
                                                Market        Index        Stock     Wellington     Growth       Index   Participant
                                  Total       Portfolio       Fund         Fund         Fund       Portfolio     Fund       Loans
                               ------------  -----------  ------------  -----------  -----------  ----------  ----------  ---------
Assets:
 Investments, at fair value:
  Vanguard Institutional
    Money Market Portfolio     $ 55,890,958  $55,890,958  $          -  $         -  $         -  $        -  $        -  $     -
  Vanguard Money Market
    Reserves - Prime
    Portfolio - Short Term
    Investment Fund Account          72,163       72,163             -            -            -           -           -        -
  Vanguard Institutional
    Index Fund                  114,472,151            -   114,472,151            -            -           -           -        -
  Tribune Company Stock Fund     78,978,194            -             -   78,978,194            -           -           -        -
  Vanguard/Wellington Fund       51,955,106            -             -            -   51,955,106           -           -        -
  Vanguard International
    Growth Portfolio              9,627,656            -             -            -            -   9,627,656           -        -
  Vanguard Bond Index Fund        3,957,230            -             -            -            -           -   3,957,230        -
  Participant loans                  74,043            -             -            -            -           -           -   74,043

 Receivables:
  Contributions from
    participants                    214,988       22,520        92,121       34,123       47,506      15,032       3,686        -
  Contributions from Tribune
    Company                          32,313        3,730        13,604        5,382        6,941       2,140         516        -
                               ------------  -----------  ------------  -----------  -----------  ----------  ----------  -------

Net assets available for
  benefits                     $315,274,802  $55,989,371  $114,577,876  $79,017,699  $52,009,553  $9,644,828  $3,961,432  $74,043
                               ============  ===========  ============  ===========  ===========  ==========  ==========  =======

                                       11

NOTE 5 - ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND
---------------------------------------------------------------------------

Year Ended December 31, 1997

                                                    Vanguard
                                                 Institutional    Vanguard      Tribune                  Vanguard
                                                     Money     Institutional    Company     Vanguard/  International
                                                     Market        Index         Stock     Wellington     Growth
                                        Total      Portfolio       Fund          Fund         Fund       Portfolio
                                    ------------  -----------  ------------  ------------  -----------  -----------
Net investment income:
 Interest and dividends             $ 14,833,103  $ 3,029,998  $  3,478,940  $  1,164,975  $ 5,299,435  $   535,449
 Net realized gain (loss) on
    sale of investments                9,774,449            -     3,911,841     4,623,295    1,077,094       81,167
 Change in unrealized appreciation
    (depreciation) of investments     72,321,567            -    30,192,259    37,416,245    5,357,882     (449,498)
                                    ------------  -----------  ------------  ------------  -----------  -----------

    Net investment income             96,929,119    3,029,998    37,583,040    43,204,515   11,734,411      167,118

Contributions from
 participants                         20,362,523    2,078,673     8,036,046     3,649,373    4,038,982    1,498,305

Contributions from Tribune
 Company                               2,520,843      289,849     1,039,725       458,439      494,679      159,868

Transfer of assets from
 other benefit plans                   8,225,193    1,203,178     3,110,215             -            -      805,949

Interfund transfers                            -    1,144,521    (4,949,556)   (6,165,263)  (3,038,047)     861,256

Distributions to participants
 or their beneficiaries              (27,170,847)  (7,219,511)   (8,077,855)   (7,259,180)  (2,759,559)    (457,127)

Administrative fees                     (380,026)     (58,877)     (142,610)      (95,748)     (60,736)     (13,688)
                                    ------------  -----------  ------------  ------------  -----------   ----------
    Increase in net assets
      available for benefits         100,486,805      467,831    36,599,005    33,792,136   10,409,730    3,021,681

Net assets available for benefits:
    Beginning of year                315,274,802   55,989,371   114,577,876    79,017,699   52,009,553    9,644,828
                                    ------------  -----------  ------------  ------------  -----------  -----------

    End of year                     $415,761,607  $56,457,202  $151,176,881  $112,809,835  $62,419,283  $12,666,509
                                    ============  ===========  ============  ============  ===========  ===========

                                     Vanguard
                                       Bond      Vanguard
                                       Index     Explorer   Participant
                                       Fund        Fund        Loans
                                    ----------  ----------  ----------
Net investment income (continued):
 Interest and dividends             $  301,463  $  576,665  $  446,178
 Net realized gain (loss) on
    sale of investments                 (4,994)     86,046           -
 Change in unrealized appreciation
    (depreciation) of investments      138,555    (333,876)          -
                                    ----------  ----------  ----------

    Net investment income              435,024     328,835     446,178

Contributions from
 participants                          638,361     422,783           -

Contributions from Tribune
 Company                                38,610      39,673           -

Transfer of assets from
 other benefit plans                   752,186   2,287,948      65,717

Interfund transfers                  1,705,505   2,988,678   7,452,906

Distributions to participants
 or their beneficiaries               (860,015)   (311,100)   (226,500)

Administrative fees                     (5,075)     (3,292)          -
                                    ----------   ---------  ----------
    Increase in net assets
      available for benefits         2,704,596   5,753,525   7,738,301

Net assets available for benefits:
    Beginning of year                3,961,432           -      74,043
                                    ----------  ----------  ----------

    End of year                     $6,666,028  $5,753,525  $7,812,344
                                    ==========  ==========  ==========

NOTE 5 - ALLOCATION OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS BY FUND
---------------------------------------------------------------------------
(continued)

Year Ended December 31, 1996

                                               Vanguard
                                             Institutional   Vanguard      Tribune                 Vanguard    Vanguard
                                                 Money     Institutional   Company     Vanguard/ International   Bond
                                                 Market        Index        Stock     Wellington    Growth       Index   Participant
                                    Total      Portfolio       Fund         Fund         Fund      Portfolio     Fund       Loans
                                ------------  -----------  ------------  -----------  -----------  ----------  ---------- --------
Net investment income:
 Interest and dividends         $  8,633,639  $ 2,955,886  $  2,184,132  $ 1,131,601  $ 2,049,332  $  106,258  $  199,503  $ 6,927
 Net realized gain (loss) on
    sale of investments            6,984,279            -     2,927,593      992,359    2,677,794     419,674     (33,141)       -
 Change in unrealized
    appreciation (depreciation)
    of investments                34,718,674            -    16,092,791   15,263,821    2,848,396     537,762     (24,096)       -
                                ------------  -----------  ------------  -----------  -----------  ----------  ----------  -------

    Net investment income         50,336,592    2,955,886    21,204,516   17,387,781    7,575,522   1,063,694     142,266    6,927

Contributions from participants   15,494,742    2,037,804     6,351,975    2,450,984    3,505,235     899,073     249,671        -

Contributions from Tribune
 Company                           2,249,763      320,674       928,291      353,970      496,807     119,377      30,644        -

Transfer of assets from
 other benefit plans               5,584,817      585,044     3,750,278            -      811,132     209,522     190,464   38,377

Interfund transfers                        -   (3,029,866)      104,682    3,094,519   (2,679,918)  1,823,583     723,476  (36,476)

Distributions to participants
    or their beneficiaries       (21,075,363)  (7,667,601)   (5,461,278)  (4,216,835)  (3,328,751)   (259,193)   (141,705)       -

Administrative fees                 (275,079)     (50,554)      (99,186)     (66,708)     (47,106)     (8,300)     (3,225)       -
                                ------------  -----------  ------------  -----------  -----------  ----------  ----------  -------

    Increase (decrease) in net
      assets available for
      benefits                    52,315,472   (4,848,613)   26,779,278   19,003,711    6,332,921   3,847,756   1,191,591    8,828

Net assets available for
 benefits:
    Beginning of year            262,959,330   60,837,984    87,798,598   60,013,988   45,676,632   5,797,072   2,769,841   65,215
                                ------------  -----------  ------------  -----------  -----------  ----------  ----------  -------

    End of year                 $315,274,802  $55,989,371  $114,577,876  $79,017,699  $52,009,553  $9,644,828  $3,961,432  $74,043
                                ============  ===========  ============  ===========  ===========  ==========  ==========  =======

                                                                      SCHEDULE I
                                                                      ----------


                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

           Item 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AT DECEMBER 31, 1997



                                                                 Shares/Units or                        Current
               Identity of Issue or Borrower                      Interest Rate          Cost            Value
 ----------------------------------------------------------      ---------------     ------------    ------------

 *   Vanguard Institutional Money Market Portfolio                    56,117,756     $ 56,117,756    $ 56,117,756

 *   Vanguard Money Market Reserves - Prime Portfolio -
       Short Term Investment Fund Account                                311,363          311,363         311,363

 *   Vanguard Institutional Index Fund                                 1,686,347      107,529,939     151,029,280

 *   Tribune Company Stock Fund                                        5,981,086       41,126,280     112,743,469

 *   Vanguard/Wellington Fund                                          2,117,121       49,680,654      62,349,227

 *   Vanguard International Growth Portfolio                             771,071       12,194,696      12,637,850

 *   Vanguard Bond Index Fund                                            660,062        6,495,407       6,660,030

 *   Vanguard Explorer Fund                                              103,841        6,076,258       5,742,382

 *   Participant loans receivable maturing from June 1998
       to February 2003                                           8.00% - 10.35%        7,812,344       7,812,344
                                                                                     ------------    ------------

          Total Assets Held for Investment Purposes                                  $287,344,697    $415,403,701
                                                                                     ============    ============

     *  Party-in-interest

                                                                     SCHEDULE II
                                                                     -----------


                     TRIBUNE COMPANY SAVINGS INCENTIVE PLAN

                 Item 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                    Expenses
                                                                                   Incurred in              Current Value
                                                                                   Connection                of Asset on     Net
   Identity of                                    Purchase      Selling    Lease      with        Cost of    Transaction   Realized
  Party Involved     Description of Assets         Price         Price     Rental  Transaction     Asset         Date        Gain
------------------   ---------------------      -----------   -----------  ------  -----------  -----------  -----------  ----------
Vanguard Fiduciary   Vanguard Institutional
   Trust Company        Money Market Portfolio  $39,482,658                                     $39,482,658  $39,482,658

Vanguard Fiduciary   Vanguard Institutional
   Trust Company        Money Market Portfolio                $39,255,860                        39,255,860   39,255,860           -

Vanguard Fiduciary   Vanguard Institutional
   Trust Company        Index Fund               32,224,324                                      32,224,324   32,224,324

Vanguard Fiduciary   Vanguard Institutional
   Trust Company        Index Fund                             29,733,641                        22,483,244   29,733,641   7,250,397

Vanguard Fiduciary   Tribune Company
   Trust Company        Stock Fund               23,273,487                                      23,273,487   23,273,487

Vanguard Fiduciary   Tribune Company
   Trust Company        Stock Fund                             31,547,751                        12,264,872   31,547,751  19,282,879

Vanguard Fiduciary   Vanguard/
   Trust Company        Wellington Fund          18,087,442                                      18,087,442   18,087,442

Vanguard Fiduciary   Vanguard/
   Trust Company        Wellington Fund                        14,128,298                        10,955,862   14,128,298   3,172,436
